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                                                                  EXHIBIT (b)(1)

                            BEAR, STEARNS & CO. INC.
                                245 PARK AVENUE
                            NEW YORK, NEW YORK 10167

                      BEAR STEARNS CORPORATE LENDING INC.
                                245 PARK AVENUE
                            NEW YORK, NEW YORK 10167

                                                                   June 22, 2000

                            SENIOR CREDIT FACILITIES
                               COMMITMENT LETTER

HB Finance LLC
c/o Hicks, Muse, Tate & Furst Incorporated
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attention: Mr. Jack Furst

and

c/o Bear Stearns Merchant Fund Corp.
245 Park Avenue
New York, New York 10167
Attention: Mr. John Howard

Ladies and Gentlemen:

     You have advised Bear, Stearns & Co. Inc. ("Bear Stearns") and Bear Stearns Corporate Lending Inc. ("BSCL") that Hicks, Muse, Tate & Furst Incorporated and Bear Stearns Merchant Fund Corp. (collectively, the "Sponsors") intend, together with certain of their respective affiliates and certain other investors (collectively with the Sponsors, the "Sponsor Group") and certain existing stockholders and members of management of the Target referred to below (the "Rollover Shareholders" and, together with the Sponsor Group, the "Investor Group"), to cause your affiliate, HB Merger LLC ("Mergerco"), a newly-formed limited liability company owned by the Sponsor Group, to enter into a merger agreement (the "Merger Agreement") with Johns Manville Corporation, a Delaware corporation (the "Target"), pursuant to which Mergerco will be merged (the "Merger") with and into the Target (with the Target as the surviving corporation) and the Investor Group will acquire all of the outstanding capital stock and options of the Target (the "Transaction"). You have further advised us that the Transaction will be effected pursuant to a recapitalization (the "Recapitalization") in which the Investor Group will subscribe for and purchase newly issued equity of the Target or, in the case of the Rollover Shareholders, roll over certain of their existing common equity of the Target into a combination of pay-in-kind preferred, junior preferred and common equity of the Target, and that certain existing indebtedness of the Target will be refinanced (the "Refinancing") concurrently with the consummation of the Recapitalization (currently estimated to be $471,800,000 at the closing of the Transaction), all as more specifically described in the Sources and Uses Table attached hereto as
Schedule I. In connection with the Recapitalization, the Target will transfer all of its assets to a wholly-owned subsidiary of the Target reasonably acceptable to Bear Stearns and BSCL (the "Borrower"). References herein to the "Transaction" shall include the financings described herein (including the Merger and the Refinancing) and all other transactions related to the Transaction.

     You have also advised us that you propose to finance the Transaction and the related premiums, fees, expenses and tax settlement costs from the following sources: (a) $853,100,000 in common and preferred equity of the Target on the terms described in the Transaction Documentation (as defined in the Term Sheet described below) or as otherwise reasonably satisfactory to us (the "Equity"), consisting of no less than $500,000,000 contributed in cash by the Sponsor Group and approximately $353,100,000 (based on

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liquidation preference in the case of preferred stock and based on the consideration per share paid in the Transaction in the case of common stock) in pay-in-kind preferred stock of the Target (the "Rollover PIK Preferred Stock"), junior preferred stock of the Target (the "Junior Preferred Stock") and common stock of the Target (the "Rollover Common Equity"), (b) approximately $1,750,000,000 from senior secured credit facilities (such credit facilities, the "Senior Credit Facilities") of the Borrower comprised of term loan facilities aggregating $1,450,000,000 (the "Term Loan Facilities") and a $300,000,000 revolving credit facility (the "Revolving Credit Facility") (of which approximately $108,400,000 is expected, subject to changes in (i) the Target's and its subsidiaries' existing bank debt in the ordinary course of business, (ii) the amount of excess cash on the Target's balance sheet at the closing of the Transaction and (iii) the amount of the management equity rollover, to be drawn initially to finance the Transaction), (c) excess cash on the Target's balance sheet expected to be available at the closing of the Transaction (currently estimated to be $54,300,000) and (d) at least $600,000,000 in gross cash proceeds from either (i) the issuance by the Borrower of senior subordinated unsecured notes (the "Senior Subordinated Notes") in a public offering or Rule 144A private placement or (ii) in the event the Borrower is unable to issue the full amount of the Senior Subordinated Notes at or prior to the time the Transaction is consummated, borrowings under a senior subordinated bridge facility (the "Senior Subordinated Bridge Facility"; together with the Senior Credit Facilities, the "Facilities") as interim bridge financing to the Senior Subordinated Notes. The Revolving Credit Facility will be used to finance (x) a portion of the cost of the Transaction and (y) the continuing operations of the Borrower and its subsidiaries after the Transaction.

     Bear Stearns is pleased to advise you that it is willing to act as exclusive advisor, sole lead arranger and sole book manager for the Senior Credit Facilities.

     Furthermore, BSCL is pleased to advise you of its commitment to provide (or to cause one of its subsidiaries or affiliates to provide) the entire amount of the Senior Credit Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (this "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

     It is agreed that Bear Stearns will act as the sole and exclusive advisor, lead arranger and book manager for the Senior Credit Facilities, and that Bear Stearns will, in such capacity, perform the duties and exercise the authority customarily performed and exercised by it in such role. You agree that no other agents, co-agents, lead arrangers or book managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Senior Credit Facilities, unless you and we shall so agree.

     We intend to syndicate the Senior Credit Facilities to a group of financial institutions identified by us in consultation with you and acceptable to you (such acceptance not to be unreasonably withheld) (together with BSCL, the "Senior Lenders"). Bear Stearns intends to commence syndication efforts promptly following the execution of the Merger Agreement, and you agree actively to assist, and to cause the Sponsors and the Target actively to assist, Bear Stearns in completing a syndication satisfactory to it and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the Sponsors' existing lending relationships and the existing lending relationships of the Target, (b) direct contact between senior management and advisors of the Target and the Sponsors and the proposed Senior Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with Bear Stearns, of one or more meetings of prospective Senior Lenders. You also agree that, at your expense, you will work with Bear Stearns to procure a rating for the Senior Credit Facilities by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group prior to the commencement of the syndication of the Senior Credit Facilities. Without limiting or otherwise affecting the foregoing and the other conditions to BSCL's commitment set forth herein, it is understood and agreed that BSCL's commitment hereunder is not subject to the successful syndication of the Senior Credit Facilities or a credit rating being obtained.

     Bear Stearns will manage all aspects of the syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Senior Lenders

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and the amount and distribution of fees among the Senior Lenders. To assist Bear
Stearns in its syndication efforts, you agree promptly to prepare and provide, and to cause the Target promptly to prepare and provide, to Bear Stearns all information with respect to the Target and the Transaction, including all projections, pro forma financial statements, financial models and business plans (collectively, the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Senior Credit Facilities. You hereby represent and covenant that (a) all information, other than the Projections (the "Information"), that has been or will be made available to Bear Stearns by you, the Target or any of your respective representatives in connection with the transactions contemplated hereby, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Bear Stearns by you, the Target or any of your respective representatives have been or will be prepared in good faith based upon reasonable assumptions at the time of the preparation thereof; provided that such representation and warranty with respect to Information and Projections provided by the Target shall be limited to your actual knowledge. You understand that in arranging and syndicating the Senior Credit Facilities we may use and rely on the Information and the Projections without independent verification thereof.

     As consideration for BSCL's commitment hereunder and Bear Stearns' agreement to perform the services described herein, you agree to pay, or to cause the Borrower to pay, to BSCL the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

     BSCL's commitment hereunder and Bear Stearns' agreement to perform the services described herein are subject to (a) our reasonable satisfaction that there shall not have occurred or become known to us after the date hereof any event, development, condition or circumstance that has had or could reasonably be expected to have a material adverse effect on the Transaction or on the business, assets, property, condition (financial or otherwise), results of operations or prospects of the Target and its subsidiaries, taken as a whole,
(b) our not becoming aware after the date hereof of any information or other material matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Target or the Transaction that in our reasonable judgment is inconsistent in a material and adverse manner to the Target and its subsidiaries, taken as a whole, with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred and being continuing after the date hereof a material disruption of or material adverse change in financial, banking or capital market conditions that, in our sole discretion, could materially impair the syndication of the Senior Credit Facilities, (d) our satisfaction that prior to and during the syndication of the Senior Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Sponsors, any affiliate thereof or, from and after the execution of the Merger Agreement, the Target or any of its subsidiaries (which, in the case of the Sponsors or any of their affiliates, would materially impair the syndication of the Senior Credit Facilities) (other than the offering and placement of the Senior Subordinated Notes and the Senior Subordinated Bridge Facility and other facilities disclosed to Bear Stearns and BSCL the syndication of which is coordinated with the syndication of the Senior Credit Facilities to the reasonable satisfaction of Bear Stearns and BSCL), (e) the negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities satisfactory to Bear Stearns and its counsel on or before the earlier of (A) the date which is 30 days after the then-operative termination date of the Merger Agreement and (B) February 28, 2001, (f) your compliance with your covenants and agreements with us under this Commitment Letter and the Fee Letter in respect of the Transaction, and (g) the other conditions set forth or referred to herein or in the Fee Letter or the Term Sheet. Those matters that are not covered by the provisions hereof (including the immediately preceding paragraph hereof) and of the Term Sheet are subject to the approval and agreement of Bear Stearns, BSCL and the Sponsors.

     You agree (a) to indemnify and hold harmless Bear Stearns, BSCL, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "Indemnified Person") as set forth in Annex A hereto and (b) to reimburse Bear Stearns, BSCL and their affiliates from time to time upon presentation of

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reasonable supporting documentation for all reasonable out-of-pocket expenses
(including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and fees, charges and disbursements of counsel) incurred in connection with the Senior Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the amendment, modification or waiver of this Commitment Letter, the Term Sheet or the Fee Letter; provided that if the Transaction is not consummated you shall not be required to reimburse any expenses pursuant to this clause (b) except as otherwise agreed in writing between you and Bear Stearns. No Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Senior Credit Facilities.

     You acknowledge that Bear Stearns and its affiliates (the term "Bear Stearns" as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you or the Sponsors may have conflicting interests. Bear Stearns will not use confidential information obtained from you or the Sponsors by virtue of the Transaction or its other relationships with you or the Sponsors in connection with the performance by Bear Stearns of services for other persons, and Bear Stearns will not furnish any such information to other persons. You also acknowledge that Bear Stearns has no obligation to use in connection with the Transaction, or to furnish to you, confidential information obtained from other persons.

     This Commitment Letter shall not be assignable by you (other than (i) an assignment of your rights hereunder to an affiliate of yours which becomes a party to, and succeeds to all of your rights under, the Merger Agreement, or
(ii) an assignment of your rights and obligations hereunder and under the Fee Letter to the Target or the Borrower concurrently with the closing of the Recapitalization and only if the Recapitalization occurs) without the prior written consent of Bear Stearns and BSCL (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including, without limitation, the Target and the Borrower) other than the parties hereto and the Indemnified Persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of you, Bear Stearns and BSCL. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Senior Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person except (a) to your directors, officers, committees, agents, employees and advisors and, on a confidential basis, to the directors, officers, committees, agents, employees and advisors of the Sponsors and to the directors, officers, agents, employees and advisors of the Target, in each case who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect notwithstanding the termination of this Commitment Letter or BSCL's commitment hereunder; provided, that your obligations under this Commitment Letter, other than those arising under the thirteenth paragraph hereof, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Senior Credit Facilities upon the execution thereof, and you shall automatically be released from all liability in connection therewith at such time; provided, further, that in the event that the syndication of the Senior Credit Facilities has not been successfully
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completed prior to the execution of such definitive documentation, you shall enter into, and shall cause the Borrower to enter into, a satisfactory agreement with Bear Stearns and BSCL with respect to the completion of such syndication, pursuant to which you and the Borrower shall agree to satisfy your obligations under the fifth, sixth and seventh paragraphs hereof until such time as such syndication shall have been successfully completed.

     No direct or indirect holder of any equity interests or securities of either party hereto (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party hereto, nor any director, officer, employee, representative, agent or other controlling person of each of the parties hereto and their respective affiliates shall have any liability or obligation arising under this Commitment Letter or the transactions contemplated hereby and the parties hereto hereby waive and release all claims related to any such liability or obligation.

     You hereby irrevocably submit to the non-exclusive jurisdiction of any court of the State of New York located in the Borough of Manhattan in the City of New York or the United States District Court for the Southern District of the State of New York, or any appellate courts from any thereof, for the purpose of any suit, action or other proceeding arising out of this Commitment Letter, the Fee Letter or any of the agreements or transactions contemplated hereby, which is brought by or against you and you (i) hereby irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (ii) hereby agree not to commence any action, suit or proceeding relating to this Commitment Letter, the Fee Letter or any such other agreements or transactions other than in such court except to the extent mandated by applicable law. You hereby waive any objection that you may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agree not to plead or claim the same. You hereby acknowledge that you have been advised by counsel in the negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the other agreements and transactions contemplated hereby, that neither Bear Stearns nor BSCL has any fiduciary relationship with or fiduciary duty to you or any other person arising out of or in connection with this Commitment Letter, the Fee Letter or any of the other agreements or transactions contemplated hereby and that neither BSCL nor Bear Stearns has been retained to advise or has advised you or any other person pursuant to this Commitment Letter regarding the wisdom, prudence or advisability of entering into or consummating the Transaction. EACH OF BEAR STEARNS, BSCL AND YOU HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR ANY OF THE OTHER AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than the earlier of (i) 5:00 p.m., New York City time, on June 23, 2000 and (ii) 24 hours after the execution of the Merger Agreement. BSCL's commitment and Bear Stearns' agreements herein will automatically expire at such time in the event Bear Stearns has not received such executed counterparts in accordance with the immediately preceding sentence; provided that BSCL's commitment and Bear Stearns' agreements herein will immediately expire upon (i) the execution by the Target of any agreement with any parties other than the Sponsors which contemplates the acquisition of all or substantially all of the stock or assets of the Target or (ii) the termination or expiration of the Merger Agreement.

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     Bear Stearns and BSCL are pleased to have been given the opportunity to assist you in connection with this important financing.

                                        Very truly yours,

                                        BEAR, STEARNS & CO. INC.

                                        By:       /s/ KEITH C. BARNISH
                                           -------------------------------------
                                           Name: Keith C. Barnish
                                           Title: Senior Managing Director

                                        BEAR STEARNS CORPORATE LENDING INC.

                                        By:       /s/ KEITH C. BARNISH
                                           -------------------------------------
                                           Name: Keith C. Barnish
                                           Title: Senior Managing Director

Accepted and agreed to as of the
date first written above by:

HB FINANCE LLC

By:      /s/ ANDREW S. ROSEN
    --------------------------------
    Name: Andrew S. Rosen
    Title: Vice President and
    Assistant Secretary

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                                                                         ANNEX A

     Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment Letter dated June 22, 2000 (the "Commitment Letter") from Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. to HB Finance LLC (the "Indemnifying Party") of which these Indemnification Provisions form an integral part.

     To the fullest extent permitted by applicable law, the Indemnifying Party agrees that it will indemnify and hold harmless each of the Indemnified Persons from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable third party fees, costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any negligent act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (i) the Transaction, (ii) the Commitment Letter, the Fee Letter or the Senior Credit Facilities, or (iii) any untrue statement or alleged untrue statement of a material fact contained in, or material omissions or alleged omissions in, information furnished by the Indemnifying Party or any of its subsidiaries or affiliates to any of the Indemnified Persons or any other person in connection with the Transaction or the Commitment Letter, provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from (a) the gross negligence or willful misconduct of any of the Indemnified Persons or (b) the breach of the Commitment Letter by any Indemnified Person.

     These Indemnification Provisions shall be in addition to any liability which any Indemnifying Party may have to the Indemnified Persons.

     If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness, provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder, except to the extent it has been materially prejudiced by such failure. Bear Stearns, on behalf of the Indemnified Persons, shall have the right to retain one counsel of its choice to represent the Indemnified Persons, and the Indemnifying Party shall pay the reasonable fees, expenses and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of Bear Stearns (which consent shall not be unreasonably withheld), the Indemnifying Party shall not settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof unless (i) such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to each of the Indemnified Persons of an unconditional and irrevocable release from all liability in respect of such claim, (ii) the terms of such release do not, in Bear Stearns' judgment, materially and adversely affect the business of the Indemnified Persons and (iii) the Indemnifying Party gives to Bear Stearns reasonable advance notice of such settlement, compromise or claim. Notwithstanding the foregoing, the consent of Bear Stearns shall not be required for the settlement or compromise of a claim if (a) such settlement or compromise involves only the payment of money by the Indemnifying Party, (b) any such payment is made in full by the Indemnifying Party at the time of such settlement or compromise, and (c) such settlement or compromise includes, as an unconditional term thereof, the giving by the claimant to each of the Indemnified Persons of an unconditional and irrevocable release from all liability in respect of such claim, and does not involve or constitute an admission of guilt or liability by an Indemnified Person or contain any adverse finding of fact with respect thereto.
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

     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter and the Fee Letter.

     Except as provided in the fourteenth paragraph of the Commitment Letter, the expiration or termination of BSCL's commitment under the Commitment Letter shall not affect these Indemnification Provisions, which provisions shall remain operative and in full force and effect.

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

                                                                       EXHIBIT A

                    $1,750,000,000 SENIOR CREDIT FACILITIES

                        SUMMARY OF TERMS AND CONDITIONS

                                                                   June 22, 2000

     Hicks, Muse, Tate & Furst Incorporated and Bear Stearns Merchant Fund Corp. (collectively, the "Sponsors") intend, together with certain of their respective affiliates and certain other investors (collectively with the Sponsors, the "Sponsor Group") and certain existing stockholders and members of management of the Target referred to below (the "Rollover Shareholders" and, together with the Sponsor Group, the "Investor Group"), to cause HB Merger LLC ("Mergerco"), a newly-formed limited liability company owned by the Sponsor Group, to enter into a merger agreement (the "Merger Agreement") with Johns Manville Corporation, a Delaware corporation (the "Target"), pursuant to which Mergerco will be merged (the "Merger") with and into the Target (with the Target as the surviving corporation) and the Investor Group will acquire all of the outstanding capital stock and options of the Target (the "Transaction"). The Transaction will be effected pursuant to a recapitalization (the "Recapitalization") in which the Investor Group will subscribe for and purchase newly issued equity of the Target or, in the case of the Rollover Shareholders, roll over certain of their existing common equity of the Target into a combination of pay-in-kind preferred, junior preferred and common equity of the Target. The Sponsors intend to refinance (the "Refinancing") certain existing indebtedness of the Target concurrently with the consummation of the Recapitalization (currently estimated to be $471,800,000 at the closing of the Transaction), all as more specifically described in the Sources and Uses Table attached as Schedule I to the Commitment Letter of which this Exhibit A is a part. In connection with the Recapitalization, the Target will transfer all of its assets to a wholly-owned subsidiary of the Target reasonably acceptable to Bear Stearns and BSCL (the "Borrower"). References herein to the "Transaction" shall include the financings described herein (including the Merger and the Refinancing) and all other transactions related to the Transaction.

     The Transaction and the related premiums, fees, expenses and tax settlement costs will be financed from the following sources: (a) $853,100,000 in common and preferred equity of the Target on the terms described in the Transaction Documentation (as defined in Annex II) or as otherwise reasonably satisfactory to Bear Stearns and BSCL (the "Equity"), consisting of no less than $500,000,000 contributed in cash by the Sponsor Group and approximately $353,100,000 (based on liquidation preference in the case of preferred stock and based on the consideration per share paid in the Transaction in the case of common stock) in pay-in-kind preferred stock of the Target (the "Rollover PIK Preferred Stock"), junior preferred stock of the Target (the "Junior Preferred Stock") and common stock of the Target (the "Rollover Common Equity"), (b) approximately $1,750,000,000 from senior secured credit facilities (such credit facilities, the "Senior Credit Facilities") of the Borrower comprised of term loan facilities aggregating $1,450,000,000 (the "Term Loan Facilities") and a $300,000,000 revolving credit facility (the "Revolving Credit Facility") (of which approximately $108,400,000 is expected, subject to changes in (i) the Target's and its subsidiaries' existing bank debt in the ordinary course of business, (ii) the amount of excess cash on the Target's balance sheet at the closing of the Transaction and (iii) the amount of the management equity rollover, to be drawn initially to finance the Transaction), (c) excess cash on the Target's balance sheet expected to be available at the closing of the Transaction (currently estimated to be $54,300,000) and (d) at least $600,000,000 in gross cash proceeds from either (i) the issuance by the Borrower of senior subordinated unsecured notes (the "Senior Subordinated Notes") in a public offering or Rule 144A private placement or (ii) in the event the Borrower is unable to issue the full amount of the Senior Subordinated Notes at or prior to the time the Transaction is consummated, borrowings under a senior subordinated bridge facility (the "Senior Subordinated Bridge Facility"; together with the Senior Credit Facilities, the "Facilities") as interim bridge financing to the Senior Subordinated Notes. The Revolving Credit Facility will also be used to finance the continuing operations of the Borrower and its subsidiaries after the Transaction.

                                    (B)(1)-9

I  PARTIES

Borrower:                    The Borrower. Certain foreign subsidiaries of the
                             Borrower may be designated as additional borrowers under the Revolving Credit Facility on terms and conditions to be agreed upon.

Guarantors:                  The Target and each of its direct and indirect
                             present and future domestic subsidiaries (other than the Borrower) (the "Guarantors"; the Borrower and the Guarantors, collectively, the "Credit
                             Parties"). To the extent subsidiaries of the Borrower are designated as additional borrowers as described above, the Borrower will guarantee any borrowings made by such subsidiaries under the Revolving Credit Facility.

Advisor, Sole Lead Arranger
  and Sole Book Manager:     Bear, Stearns & Co. Inc. (in such capacity, the
                             "Lead Arranger").

Syndication Agent:           Bear Stearns Corporate Lending Inc. (in such
                             capacity, the "Syndication Agent").

Administrative Agent:        A Senior Lender acceptable to the Borrower and the
                             Lead Arranger (in such capacity, the
                             "Administrative Agent" and, together with the Lead
                             Arranger and the Syndication Agent, the "Agents").

Senior Lenders:              A syndicate of banks, financial institutions and
                             other entities arranged by the Lead Arranger and acceptable to the Borrower (such acceptance not to be unreasonably withheld) (collectively, the
                             "Senior Lenders").

II  TYPES AND AMOUNTS OF SENIOR CREDIT FACILITIES

  1 Term Loan Facilities

Types and Amounts of Senior
  Credit Facilities:         Term Loan Facilities in an aggregate amount of
                             $1,450,000,000 (the loans thereunder, the "Term
                             Loans") as follows:

                             Tranche A Term Loan Facility: A six and one half-year term loan facility (the "Tranche A Term Loan Facility") in an aggregate principal amount equal to $500,000,000 (the loans thereunder, the "Tranche A Term Loans"). The Tranche A Term Loans shall be repayable in semi-annual installments in amounts to be agreed upon until the date that is six and one-half years after the Closing Date (as defined in Annex II).

                             Tranche B Term Loan Facility: A seven and one half-year term loan facility (the "Tranche B Term Loan Facility") in an aggregate principal amount equal to $650,000,000 (the loans thereunder, the "Tranche B Term Loans"). The Tranche B Term Loans shall be repayable in semi-annual installments in amounts to be agreed upon until the date that is seven and one-half years after the Closing Date.

                             Tranche C Term Loan Facility: An eight and one half-year term loan facility (the "Tranche C Term Loan Facility") in an aggregate principal amount equal to $300,000,000 (the loans thereunder, the "Tranche C Term Loans"). The Tranche C Term Loans shall be repayable in semi-annual installments in amounts to be agreed upon until the date that is eight and one-half years after the Closing Date.

Availability:                The Term Loans shall be made in a single drawing on
                             the Closing Date.

                                    (B)(1)-10

Purpose: The proceeds of the Term Loans shall be used to finance the Transaction and to pay related fees and expenses.

  2  Revolving Credit Facility

Type and Amount of
Facility:                    Six and one half-year Revolving Credit Facility in
                             the amount of $300,000,000 (or the equivalent thereof in foreign currencies under the multi-currency option described below) (the loans thereunder, the "Revolving Credit Loans").

Availability:                The Revolving Credit Facility shall be available on
                             a revolving basis during the period commencing on the Closing Date and ending on the six and one half-year anniversary thereof (the "Revolving
                             Credit Termination Date"). Not more than
                             $108,400,000 in Revolving Credit Loans shall be made on the Closing Date (subject to changes in (i) the Target's and its subsidiaries' existing bank debt in the ordinary course of business, (ii) the amount of excess cash on the Target's balance sheet at the closing of the Transaction and (iii) the amount of the management equity rollover).

Letters of Credit:           A portion of the Revolving Credit Facility not in
                             excess of an amount to be agreed shall be available for the issuance of letters of credit (the "Letters of Credit") by a Senior Lender to be selected in the syndication process and agreed to by the Borrower (in such capacity, the "Issuing Lender").
                             No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

                             Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Senior Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:            A portion of the Revolving Credit Facility not in
                             excess of an amount to be agreed shall be available for swing line loans (the "Swing Line Loans") from a Senior Lender to be selected in the syndication process and agreed to by the Borrower (in such capacity, the "Swing Line Lender") on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each other Senior Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing
                             Line Loan.

Multi-Currency
  Option: Loans under the Revolving Credit Facility shall be available in foreign currencies to be agreed ("Foreign Currency Loans"), subject to limits for each such currency to be agreed. The structure of the manner and mechanics for the funding of Foreign Currency Loans (i.e. whether Foreign Currency Loans in one or more countries shall be made available by all the Senior Lenders or a sub-group of Senior Lenders consisting of one or more Senior Lenders fronting on behalf of the other Senior
                                    (B)(1)-11

                             Lenders) shall be determined by the Syndication Agent after consultation with the Borrower, but it is the intention of the Syndication Agent that all the Senior Lenders under the Revolving Credit Facility shall share the risk on a pro rata basis.

Maturity:                    The Revolving Credit Termination Date.

Purpose: The proceeds of the Revolving Credit Loans shall be used to finance the Transaction and to pay related fees and expenses and for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.

III  CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates      As set forth on Annex I.

Optional Prepayments and
  Commitment Reductions:     Loans may be prepaid and commitments may be reduced
                             by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the Term Loans shall be applied to the Tranche A Term Loans, the Tranche
                             B Term Loans and the Tranche C Term Loans ratably in accordance with the then-outstanding amounts thereof and may not be reborrowed. Optional prepayments of the Tranche A Term Loans, the Tranche B Term Loans or the Tranche C Term Loans, as applicable, shall be applied, first, to the next two installments thereof, and second, ratably to the remaining installments thereof in accordance with the then-remaining number of installments.
                             Notwithstanding the foregoing, so long as any Tranche A Term Loans are outstanding, each holder of Tranche B Term Loans or Tranche C Term Loans shall have the right to refuse all or any portion of such prepayment allocable to its Tranche B Term
                             Loans or Tranche C Term Loans, as the case may be, on or prior to the second anniversary of the Closing Date and the amount so refused will be applied to prepay the Tranche A Term Loans.

Mandatory Prepayments and
  Commitment Reductions:     The following amounts shall be applied to prepay
                             the Term Loans:

                             (a) 100% of the net proceeds of any incurrence of certain indebtedness and 50% of the net proceeds of any sale or issuance of equity (other than indebtedness in respect of the Senior Subordinated Notes (or any other subordinated debt securities issued in lieu of the Senior Subordinated Notes to refinance or replace the Senior Subordinated Bridge Facility (the "Take-Out Securities")) and certain other customary exceptions to be agreed) after the Closing Date by the Target or any of its subsidiaries;

                             (b) 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Target or any of its subsidiaries of any assets in excess of an amount to be agreed (except for (i) the sale of inventory in the ordinary course of business and certain other dispositions to be agreed on and (ii) a capacity for reinvestment in like assets within 12 months of such sale or other disposition to be agreed); and

                             (c) 50% of excess cash flow (to be defined) for each fiscal year of the Borrower and its subsidiaries based on audited annual financial statements (commencing with the 2001 fiscal year), provided that no such prepayment shall be required with respect to any fiscal year for which the
                                    (B)(1)-12
                             ratio of consolidated total debt to consolidated EBITDA is less than 3.0 to 1.0.

                             Each such prepayment of the Term Loans shall be applied to the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans ratably in accordance with the then-outstanding amounts thereof and may not be reborrowed. Mandatory prepayments of the Tranche A Term Loans, the Tranche B Term Loans or the Tranche C Term Loans, as applicable, shall be applied, first, to the next two installments thereof, and second, ratably to the remaining installments thereof in accordance with the then-remaining number of installments. Notwithstanding the foregoing, so long as any Tranche A Term Loans are outstanding, each holder of Tranche B Term Loans or Tranche C Term Loans shall have the right to refuse all or any portion of such prepayment allocable to its Tranche B Term Loans or Tranche C Term Loans, as the case may be, and the amount so refused will be applied to prepay the Tranche A Term Loans.

                             To the extent that the aggregate extensions of credit under the Revolving Credit Facility exceed the amount of the Revolving Credit Facility by an amount to be agreed as a result of fluctuations in currency exchange rates, the extensions of credit thereunder shall be reduced by the amount of such excess. To the extent that there are limits on borrowings in any particular foreign currency under the Revolving Credit Facility, borrowings in such currencies shall be repaid to the extent such limits are exceeded.

IV  COLLATERAL

                             The obligations of each Credit Party in respect of the Senior Credit Facilities shall be secured by a perfected first priority security interest in substantially all of its present and future tangible and intangible assets (including, without limitation, intellectual property, owned real property with a value in excess of an amount to be agreed and all of the capital stock of the Borrower and each of its direct and indirect domestic subsidiaries and 65% of the capital stock of each of its first-tier foreign subsidiaries), except for
                             (a) leasehold interests in real property and (b) those assets as to which the Syndication Agent shall determine in its discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

V  CERTAIN CONDITIONS

Initial Conditions:          As set forth on Annex II.

On-Going Conditions:         The making of each extension of credit shall be
                             conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation (as defined in Annex II)
                             (including, without limitation, the material adverse change and litigation representations) and
                             (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation, a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) as of the Closing Date, the Transaction, (b) the business, assets,

                                    (B)(1)-13
                             property, condition (financial or otherwise), results of operations or prospects of the Borrower and its subsidiaries taken as a whole, or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Agents and the Senior Lenders thereunder.

VI  CERTAIN DOCUMENTATION MATTERS

                             The Credit Documentation shall contain
                             representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Senior Lenders, including, without limitation (in each case, with appropriate qualifications and exceptions to be agreed):

Representations and
Warranties:                  Financial statements (including pro forma financial
                             statements); absence of undisclosed liabilities; no material adverse change; corporate existence;
                             compliance with law; corporate power and authority;
                             enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property;
                             liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations;
                             ERISA; Investment Company Act; subsidiaries;
                             environmental matters; solvency; labor matters;
                             accuracy of disclosure; creation and perfection of security interests; status as senior debt; and no other designated senior debt.

Affirmative Covenants:       Delivery of financial statements, reports, final
                             accountants' letters, projections, officers' certificates and other information requested by any Senior Lender; payment of other obligations;
                             continuation of business and maintenance of existence and material rights and privileges;
                             compliance with laws and material contractual obligations; maintenance of property and insurance;
                             maintenance of books and records; right of each of the Senior Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); and agreement to obtain interest rate protection on terms and conditions reasonably satisfactory to the Syndication Agent such that at least 50% of the long-term debt of the Borrower and its subsidiaries bears interest at a fixed rate.

Financial Covenants:         Minimum fixed charge coverage and maximum total
                             leverage having terms to be determined.

Negative Covenants:          Limitations on: indebtedness; liens; guarantee
                             obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock
                             (including the Rollover PIK Preferred Stock and the
                             Junior Preferred Stock); capital expenditures;
                             investments, loans and advances; optional payments and modifications of subordinated and other material debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; changes in lines of business; designated senior debt; and changes in passive holding company status of the Target.

Events of Default:           Nonpayment of principal when due; nonpayment of
                             interest, fees or other amounts after a grace period of 5 business days; material inaccuracy of representations and warranties; violation of covenants (subject, in the
                                    (B)(1)-14
                             case of certain affirmative covenants, to a grace period to be agreed upon); cross-default;
                             bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document, subordination provisions or security interest; and a change of control (the definition of which is to be agreed but in any event including any change of control in respect of the Senior Subordinated Notes, any Take-Out Securities or the Senior Subordinated
                             Bridge Facility).

Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Senior Lenders holding not less than a majority of the aggregate amount of the Term Loans, Revolving Credit Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Senior Credit Facilities, except that (a) the consent of each Senior Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Senior Lender's commitment and (iv) modifications to the pro rata provisions of the Credit Documentation,
                             (b) the consent of Senior Lenders holding not less than a percentage to be agreed of the aggregate amount of the Tranche A Term Loans, the Tranche B Term Loans or the Tranche C Term Loans, as the case may be, shall be required with respect to extensions of the scheduled amortization of any Tranche A Term Loan, Tranche B Term Loan or Tranche C Term Loan, respectively, and (c) the consent of 100% of the Senior Lenders shall be required with respect to (i) decreases in any of the voting percentages and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the collateral. In addition, the consent of Senior Lenders holding a majority of the aggregate amount of the Tranche A Term Loans, the Tranche B Term Loans or the Tranche C Term Loans, as the case may be, shall be required with respect to certain modifications affecting the Term Loan Facilities.

Assignments and
Participations:              The Senior Lenders shall be permitted to assign and
                             sell participations in their Loans and commitments, subject, in the case of assignments (other than assignments to another Senior Lender or to an affiliate of a Senior Lender), to the consent of the Administrative Agent and the Borrower (and, in the case of any assignment relating to the Revolving Credit Facility, the Issuing Lender and the Swing Line Lender) (which consent in each case shall not be unreasonably withheld) and the giving of notice to the Syndication Agent. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Senior
                             Lender or to an affiliate of a Senior Lender), the minimum assignment amount shall be $5,000,000, and, after giving effect thereto, the assigning Senior
                             Lender shall have commitments and Loans aggregating at least $5,000,000, in each case unless otherwise agreed by the Borrower and the Administrative
                             Agent. Participants shall have the same benefits as the Senior Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Senior
                             Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Senior Credit Facilities only upon request.
                                    (B)(1)-15

Yield Protection:            The Credit Documentation shall contain customary
                             provisions (a) protecting the Senior Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Senior Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and
Indemnification:             The Borrower shall pay (a) all reasonable
                             out-of-pocket expenses of the Agents associated with the syndication of the Senior Credit
                             Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto
                             (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Agents and the Senior Lenders
                             (including the reasonable fees, disbursements and other charges of one counsel to the Agents and one additional counsel to the Senior Lenders) in connection with the enforcement of the Credit
                             Documentation.

                             The Agents and the Senior Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party or a breach by the indemnified person of its obligations under the Credit Documentation).

Governing Law and Forum:     State of New York.

Counsel to Lead Arranger:    Simpson Thacher & Bartlett.

                                    (B)(1)-16

                                                                         ANNEX I
                           INTEREST AND CERTAIN FEES

INTEREST RATE OPTIONS:       The Borrower may elect that the Loans comprising
                             each borrowing bear interest at a rate per annum equal to:

                             the Base Rate plus the Applicable Margin; or

                             the Eurodollar Rate plus the Applicable Margin.

                             provided, that (i) all Swing Line Loans shall bear interest based upon the Base Rate, and (ii) all Foreign Currency Loans shall bear interest as described below under "Foreign Currency Loan Interest and Fees".

                             As used herein:

                             "Base Rate" means the higher of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the "Prime Rate"), and
                             (ii) the federal funds effective rate from time to time plus 0.5%.

                             "Applicable Margin" means (a) in the case of Tranche A Term Loans and Revolving Credit Loans (i) 1.50%, if such Loans are Base Rate Loans (as defined below) and (ii) 2.50%, if such Loans are Eurodollar Loans (as defined below), (b) in the case of Tranche B Term Loans (i) 2.00%, if such Loans are Base Rate Loans and (ii) 3.00%, if such Loans are Eurodollar Loans and (c) in the case of Tranche C Term Loans (i) 2.25%, if such Loans are Base Rate Loans and (ii) 3.25%, if such Loans are Eurodollar Loans. The foregoing margins shall be subject to adjustment after six months following the Closing Date by amounts to be agreed upon based on the ratio of consolidated total funded debt to consolidated EBITDA and provided that no default or event of default has occurred and is continuing.

                             "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six (or, to the extent available to all the Senior Lenders, nine or twelve) months (as selected by the Borrower) are offered in the interbank eurodollar market.

Interest Payment Dates:      In the case of Loans bearing interest based upon
                             the Base Rate("Base Rate Loans"), quarterly in arrears.

                             In the case of Loans bearing interest based upon the Eurodollar Rate("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:             The Borrower shall pay a commitment fee calculated
                             at the rate of 0.50% per annum, on the average daily unused portion of the Revolving Credit
                             Facility, payable quarterly in arrears. The foregoing rate shall be subject to adjustment after six months following the Closing Date by amounts to be agreed upon based on the ratio of consolidated total funded debt to consolidated EBITDA and provided that no default or event of default has occurred and is continuing. Swing Line Loans shall, for purposes of the commitment fee calculations only, not be deemed to

                                    (B)(1)-17
                             be a utilization of the Revolving Credit Facility. Issuances of Letters of Credit shall be deemed to be a utilization of the Revolving Credit Facility.

Letter of Credit Fees:       The Borrower shall pay a commission on all
                             outstanding Letters of Credit at a per annum rate to be agreed on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Senior Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

                             A fronting fee calculated at a rate per annum to be agreed on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Foreign Currency Loan
Interest and Fees:           In the event that Foreign Currency Loans in a
                             foreign currency are made available by all the Senior Lenders, such Foreign Currency Loans shall bear interest at a base rate to be agreed upon plus the Applicable Margin then in effect for Eurodollar
                             Loans. In the event that Foreign Currency Loans are fronted by one or more Senior Lenders, (a) such Foreign Currency Loans shall bear interest at base rate to be agreed upon, (b) the Borrower shall pay a commission on such Foreign Currency Loans at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Loan and (c) a fronting fee equal to an amount to be determined per annum on the face amount of each such Multi-Currency Loan shall be payable quarterly in arrears to the relevant fronting Senior Lender or Senior Lenders for its or their own account. The commission payable pursuant to clause (b) of the immediately preceding sentence shall be shared ratably among the Senior Lenders participating in the Revolving
                             Credit Facility and shall be payable quarterly in arrears.

Default Rate:                At any time when the Borrower is in default in the
                             payment of any amount of principal due under the Senior Credit Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amount shall bear interest at 2% above the rate applicable to Base Rate Loans.

Rate and Fee Basis:          All per annum rates shall be calculated on the
                             basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

                                    (B)(1)-18

                                                                        ANNEX II
                               CERTAIN CONDITIONS

Initial Conditions:          The availability of the Senior Credit Facilities
                             shall be conditioned upon the continuing satisfaction of the following conditions precedent
                             (the date upon which all such conditions precedent shall be satisfied, the "Closing Date") on or before the earlier of (A) the date which is 30 days after the then-operative termination date of the Merger Agreement and (B) February 28, 2001:

                             (a) Each Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Senior Credit Facilities (the "Credit
                                  Documentation").

                             (b) The following transactions shall have occurred prior to, or shall occur concurrently with, the initial extension of credit under the Senior Credit Facilities:

                               (i) The Target shall have received no less than
                             $500,000,000 in cash from the issuance of its equity to the Sponsor Group (as a result of the Merger) on the terms and conditions set forth in the Transaction Documentation or as otherwise reasonably satisfactory to the Syndication Agent. Pursuant to the Transaction, approximately $353,100,000 in common stock or options of the Target held by the Rollover Shareholders shall have been rolled over into pay-in-kind preferred stock, junior preferred stock and common stock of the Target (based on liquidation preference in the case of preferred stock and based on the consideration per share paid in the Transaction in the case of common stock), after giving effect to the Transaction and on the terms and conditions set forth in the Transaction Documentation or as otherwise reasonably satisfactory to the Syndication Agent.

                               (ii) The Borrower shall have received the net
                             cash proceeds from (a) the issuance of at least $600,000,000 of the Senior Subordinated Notes (or any Take-Out Securities) or (b) borrowings of at least $600,000,000 under the Senior Subordinated Bridge Facility on terms and conditions reasonably satisfactory to the Syndication Agent and each of the Senior Lenders; provided that it is hereby acknowledged that to the extent such terms and conditions are substantially the same as those described herein, they shall be deemed reasonably satisfactory.

                               (iii) The Transaction shall have been consummated
                             for aggregate consideration (including fees and expenses) of approximately $3,081,800,000 (subject to changes in the Target's and its subsidiaries' existing bank debt in the ordinary course of business) pursuant to (i) the Merger Agreement, dated as of June 22, 2000, executed by the Target, HB Finance LLC and Mergerco and (ii) the stock voting agreement, dated as of June 22, 2000, executed by Mergerco and the Manville Personal Injury Settlement Trust (together, the "Transaction Documentation"), and no material provision thereof shall have been amended, waived or otherwise modified, and no consent or agreement shall be made by Mergerco thereunder, in a manner materially adverse to the interests of the Senior Lenders without the prior written consent of the Syndication Agent.

                                    (B)(1)-19

                               (iv) The Transaction (including the Merger) shall
                             have been approved by the holders of at least a majority of the outstanding common stock of the Target and the Transaction shall have been consummated in all material respects in accordance with the terms of the Transaction Documentation and all applicable requirements of law.

                               (v) All amounts outstanding under the Target's
                             existing revolving credit facility shall have been repaid, all commitments thereunder shall have been terminated and all liens securing such facilities shall have been terminated, in each case on terms and conditions reasonably satisfactory to the Syndication Agent.

                               (vi) The Target's other outstanding indebtedness
                             for borrowed money (other than certain indebtedness to be agreed) shall have been redeemed or repurchased on terms and conditions reasonably satisfactory to the Syndication Agent. The consummation of the Transaction shall not trigger any change of control put rights under any such indebtedness to remain outstanding after the Closing Date.

                               (vii) The capital structure of the Target and its
                             subsidiaries shall be reasonably satisfactory to the Syndication Agent, after giving effect to the Transaction; provided that it is hereby acknowledged that to the extent such capital structure is the same as that described herein, it shall be deemed to be reasonably satisfactory.

                               (viii) The Target shall have transferred all of
                             its assets to the Borrower.

                             (c) The Senior Lenders, the Administrative Agent, the Syndication Agent and the Lead Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

                             (d) All material governmental and third party approvals (including any bankruptcy court approval) necessary or, in the reasonable discretion of the Syndication Agent, advisable in connection with the Transaction, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or known to be threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction or the financing thereof.

                             (e) Each of the Senior Lenders shall have received unaudited interim financial statements of the Target, prepared in the same manner as the historical audited statements previously delivered to the Senior Lenders, for each quarterly period commencing with the fiscal quarter ended June 30, 2000, and for the same quarterly period during the most recently ended fiscal year (such interim financial statements to be delivered within 45 days of the end of the applicable fiscal quarter).

                             (f) Each of the Senior Lenders shall have received and shall be reasonably satisfied with consolidated pro forma balance sheets and income statements of the Borrower as of the last day of the most recently ended fiscal quarter prior to the Closing Date, giving effect
                                    (B)(1)-20
                                 to the Transaction and the transactions
                                 contemplated by the Merger Agreement and the Commitment Letter (meeting the requirements of Regulation S-X for a registration statement on Form S-1).

                             (g) The Syndication Agent and the Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Target and its domestic subsidiaries, and such search shall reveal no liens on any of the material assets of the Target or its domestic subsidiaries except for liens permitted by the Credit Documentation, Permitted Exceptions (as defined in the Merger Agreement, other than clause (v) of such definition) or liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Syndication Agent.

                             (h)  The fees and expenses to be incurred in
                                  connection with the Transaction and the
                                  financing thereof shall not exceed
                                  $160,000,000 in the aggregate.

                             (i) All actions and filings required, in the judgment of the Syndication Agent, to perfect the security interests in the collateral for the Senior Credit Facilities shall have been taken or made (or arrangements reasonably satisfactory to the Syndication Agent shall have been made with respect thereto).

                             (j) The Syndication Agent shall have received and shall be reasonably satisfied with a solvency opinion from an independent valuation firm reasonably satisfactory to the Syndication Agent which shall document the solvency of the Target and its subsidiaries after giving effect to the Transaction and the other transactions contemplated hereby.

                             (k) Each of the Senior Lenders shall have received such legal opinions (including opinions from (i) counsel to the Credit Parties and (ii) such special and local counsel as may reasonably be required by the Syndication Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

                             (l) The Syndication Agent shall be satisfied that the pro forma ratio (adjusted to give effect to the Transaction and the transactions contemplated by the Merger Agreement and consummated on or prior to the Closing Date) of consolidated total funded debt to consolidated EBITDA of the Target (excluding certain non-recurring charges acceptable to the Syndication Agent) for the twelve month period ending on the date of the most recently ended fiscal quarter for which internal financial statements are available is no greater than 4.65 to 1.0, and the Target shall provide support for such calculation of a nature that is reasonably satisfactory to the Syndication Agent (and, except as may be acceptable to the Syndication Agent, in conformity with Regulation S-X).

                             (m) The Syndication Agent shall be reasonably
                                 satisfied as to the absence of any action, suit, investigation, litigation or proceeding pending or known to be threatened in any court or before any arbitrator or governmental instrumentality that purports to affect

                                    (B)(1)-21
                                 the Transactions or the Facilities or any of the other transactions contemplated hereby, or that could reasonably be expected to have a material adverse effect on the Transactions or the Facilities or any of the other transactions contemplated hereby.

                             (n) All representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) shall be true and correct in all material respects.

                             (o) No default or event of default under the Credit Documentation shall exist at the time of, or after giving effect to the making of, the loans to be made on the Closing Date.

                                    (B)(1)-22